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                                                                     Exhibit 4.3



                                 AMENDMENT NO. 2
                                     TO THE
                                    WESTCORP
                EMPLOYEE STOCK OWNERSHIP AND SALARY SAVINGS PLAN


WHEREAS, Section 12.01 of the Westcorp Employee Stock Ownership and Salary Savings Plan (the "Plan") provides that the Plan may be amended by action of the Board of Directors;

NOW, THEREFORE, the Plan shall be amended as follows:

1. Article I shall be amended by replacing "5 consecutive one year Breaks in Service" in subparagraph (c) under "Year of Service" with the following:

        "the greater of 5 or the aggregate number of Years of Service completed as of such Separation From Service, consecutive one year Breaks in Service".

2. Section 2.03 of the Plan shall be amended by adding the following to the last paragraph of the Section:

        "Notwithstanding the foregoing, if an Employee completed the requirements of Sections 2.01 and 2.02, but his employment terminated prior to the Entry Date and is subsequently rehired, he shall commence participation immediately."

3. Section 3.10(b) of the Plan shall be amended by restating the Section in its entirety as follows:

        "(b) All contributions to this made by the Employer are conditioned upon the Plan's initial qualification. If the Commissioner of Internal Revenue determines that the Plan does not qualify, then the contribution made incident to the initial qualification by the Employer shall be returned within one year after the date of denial of initial qualification of the Plan; provided that the application for initial qualification is made by the time prescribed by law for filing the Employer's tax return for the taxable year in which the Plan is adopted, or such later date as the Secretary of the Treasury may prescribe."



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Except as herein modified, all the terms, conditions and provisions of the
Westcorp Employee Stock Ownership and Salary Savings Plan are hereby ratified, confirmed and carried forward.

IN WITNESS WHEREOF, Westcorp has caused this Amendment to be executed by its duly authorized officer at ____________________, California, this _____day of _______________, 19_____.


                                             WESTCORP



                                             By: _________________________